Exhibit 3.8
ARTICLES OF INCORPORATION
Business Corporations Act

1.	Name of Corporation:
US GOLD CANADIAN ACQUISITION CORPORATION

2.	The classes of shares, and any maximum number of shares that the corporation is authorized to issue:
See the attachment which is incorporated into this form.

3.	Restrictions on share transfers (if any):
None.

4.	Number, or minimum and maximum number, of directors that the corporation may have:
Not less than one (1) and not more than nine (9).

5.	If the corporation is restricted from carrying on a certain business, or restricted to carrying on a certain business, specify the restriction(s):
None.

6.	Other Rules or Provisions (if any):
See the attachment which is applicable to this section and which is incorporated into this form.

7.	Date:
April 18, 2006

Incorporators Names:	Address (including postal code):	Signature:

2900-10180 101 St
Colleen Cebuliak	Edmonton AB T5J 3V5	Colleen M. Cebuliak

AUTHORIZED CAPITAL
1.	Authorized Capital

The corporation is authorized to issue:
(a)	An unlimited number of Class A Shares,

(b)	An unlimited number of Class B Shares,

(c)	An unlimited number of Class C Shares,

(d)	An unlimited number of Class D Shares,

(e)	An unlimited number of Class E Shares, and

(f)	An unlimited number of Class F Shares.
2.	Acquired Assets

Where shares of any class are issued by the corporation in exchange for
(a)	property, other than a promissory note or promise to pay, or

(b)	issued shares of the corporation of a different class,
such property or such issued shares of a different class shall herein be called the “Acquired Assets”.
3.	Rights, Privileges, Restrictions and Conditions
There shall be attached to the authorized shares of the respective classes, the following rights, privileges, restrictions and conditions:
(a)	Voting
(i)	The holders of the Class A and Class E Shares shall be entitled to one (1) vote for each Class A and Class E Share held at all meetings of the shareholders.

(ii)	The holders of the Class B, Class C, Class D and Class F Shares shall have no right to vote at any meeting of the shareholders by virtue of their holding of any Class B, Class C, Class D or Class F Shares.
(b)	Dividends
(i)	The holders of the Class E Shares shall not be entitled to any dividends by virtue of their holding of any Class E Shares and the Board shall not declare any dividends on the Class E Shares.

(ii)	The holders of the Class C Shares shall only be entitled to receive and the corporation shall only be obligated to pay such dividends as the Board may declare, provided that such dividends shall not exceed in any one fiscal year SIXTEEN (16%) PERCENT per annum of the Redemption Amount (as herein defined) of each Class C Share held.

If the Board has declared a dividend on the Class C Shares for any fiscal year, no dividend shall be declared or paid or set aside for payment for any class of shares ranking junior to the Class C Shares for that fiscal year until the dividend declared on the Class C Shares is paid or set apart for payment.

The holders of the Class C Shares shall not be entitled to any dividends other than or in excess of the dividends herein provided for, and if the Board does not declare a dividend for that fiscal year for the Class C Shares, then the rights of the holders of the Class C Shares to any dividend for such fiscal year shall be forever extinguished.

(iii)	The holders of the Class D Shares shall only be entitled to receive and the corporation shall only be obligated to pay such dividends as the Board may declare, provided that such dividends shall not exceed in any one fiscal year SIXTEEN (16%) PERCENT per annum of the Redemption Amount (as herein defined) of each Class D Share held.

If the Board has declared a dividend on the Class D Shares for any fiscal year, no dividend shall be declared or paid or set aside for payment for any class of shares ranking junior to the Class D Shares for that fiscal year until the dividend declared on the Class D Shares is paid or set apart for payment.

The holders of the Class D Shares shall not be entitled to any dividends other than or in excess of the dividends herein provided for, and if the Board does not declare a dividend for that fiscal year for the Class D Shares, then the rights of the holders of the Class D Shares to any dividend for such fiscal year shall be forever extinguished.

(iv)	The holders of the Class F Shares shall only be entitled to receive and the corporation shall only be obligated to pay such dividends as the Board may declare, provided that such dividends shall not exceed in any one fiscal year SIXTEEN (16%) PERCENT per annum of the Redemption Amount (as herein defined) of each Class F Share held.

If the Board has declared a dividend on the Class F Shares for any fiscal year, no dividend shall be declared or paid or set aside for payment for any class of shares ranking junior to the Class F Shares for that fiscal year until the dividend declared on the Class F Shares is paid or set apart for payment.

The holders of the Class F Shares shall not be entitled to any dividends other than or in excess of the dividends herein provided for, and if the Board does not declare a dividend for that fiscal year for the Class F Shares, then the rights of the holders of the Class F Shares to any dividend for such fiscal year shall be forever extinguished.

(v)	The Board may at any time declare a dividend on the issued and outstanding Class C, Class D or Class F Shares without declaring any dividend or a dividend in the same amount on the issued and outstanding shares of any other class of shares.

(vi)	Subject to subsections 3(b)(ii), (iii) and (iv) the Board may at any time declare a dividend on the issued and outstanding Class A or Class B Shares without declaring any dividend or a dividend in the same amount on the issued and outstanding shares of the other class. No declaration or payment of any dividend shall be made to the holders of any Class A or Class B Shares if there are reasonable grounds for the Board to believe that:
(A)	the corporation is, or would after the payment be, unable to pay its liabilities as they become due, or

(B)	the declaration or payment of such dividend would result in the realizable value of the assets of the corporation being reduced to less than the aggregate of
(1)	the liabilities of the corporation,

(2)	the Redemption Amounts of all issued and outstanding Class C, Class D and Class F Shares, and

(3)	the stated capital of the Class A, Class B and Class E Shares.
(c)	Redemption
(i)	Any holder of Class C, Class D, Class E or Class F Shares shall be entitled to require the corporation to redeem all or any part of the Class C, Class D, Class E or Class F Shares registered in the name of such holder on the books of the corporation by tendering to the corporation, at its registered office, the share certificate or certificates representing the Class C, Class D, Class E or Class F Shares which the registered holder desires to have the corporation redeem, properly endorsed in blank for transfer or accompanied by an appropriate form of transfer properly executed in blank and in either case, if required by the Board, with the signature guaranteed by a Canadian chartered bank together with a request in writing (herein called the “Redemption Notice”) specifying

(A)	that the registered holder desires to have all or a specified number of the Class C, Class D, Class E or Class F Shares represented by such certificate or certificates redeemed by the corporation, and

(B)	the business day (herein called the “Redemption Date”) on which the holder desires to have the corporation redeem such Class C, Class D, Class E or Class F Shares.
If the Redemption Notice is signed by an attorney, it shall be accompanied by evidence of the authority of such attorney satisfactory to the Board.

(ii)	Upon receipt of the share certificate or certificates representing the Class C, Class D, Class E or Class F Shares which the registered holder desires to have the corporation redeem, together with the Redemption Notice, the corporation shall on the Redemption Date redeem such Class C, Class D, Class E or Class F Shares by paying to such registered holder, by cheque payable at any branch of the corporation’s bankers in Canada, for each Class C, Class D, Class E or Class F Share redeemed:
(A)	for each Class C Share to be redeemed, the Redemption Amount together with all discretionary dividends declared thereon but unpaid,

(B)	for each Class D Share to be redeemed, an amount equal to the Redemption Amount together with all discretionary dividends declared thereon but unpaid,

(C)	for each Class E Share to be redeemed, an amount equal to the Redemption Amount, and

(D)	for each Class F Share to be redeemed, the Redemption Amount together with all discretionary dividends declared thereon but unpaid.
The Class C, Class D, Class E or Class F Shares shall be redeemed on the Redemption Date. The rights of the holders of such Class C, Class D, Class E or Class F Shares shall remain unaffected until the amount payable on redemption has been paid. Subsequent to payment of the amount payable on redemption, the holders of such Class C, Class D, Class E or Class F Shares shall not be entitled to any rights in respect thereof.

(iii)	The Redemption Amount payable for each Class C Share shall be equal to the proportion of the difference between

(A)	the fair market value of the Acquired Assets for which the Class C Shares were issued, as at the date of purchase by the corporation, as determined by the Board (in this paragraph and paragraph (iv) called the “Acquired Assets Value”), and

(B)	the aggregate of the values of any non-share consideration given or assumed by the corporation as partial consideration for the Acquired Assets (in this paragraph and paragraph (iv) called the “Non-Share Consideration Value”), that one (l) bears to the total number of Class C Shares issued in exchange for the Acquired Assets and shall be fixed by the Board upon issuance of any Class C Shares.

(iv)	If subsequent to the issuance of Class C Shares issued in exchange for any Acquired Assets it is determined by agreement between the Board and representatives of the Minister of National Revenue, or any other competent authority, or otherwise to the satisfaction of the Board that the Acquired Assets Value should have been a greater or lesser amount than the amount determined upon issuance (such greater or lesser amount shall in this paragraph be called the “Adjusted Acquired Assets Value”), or the Non-Share Consideration Value should have been a greater or lesser amount than the amount determined upon issuance (such greater or lesser amount shall in this paragraph be called the “Adjusted Non-Share Consideration Value”), the Redemption Amount payable for each Class C Share issued in exchange for those Acquired Assets and remaining outstanding at that time shall be equal to the proportion of the difference between
(A)	the Adjusted Acquired Assets Value, or if there has been no adjustment, the Acquired Assets Value, and

(B)	the aggregate of:
(1)	the Adjusted Non-Share Consideration Value, or if there has been no adjustment, the Non-Share Consideration Value, and

(2)	the Redemption Amounts of all Class C Shares issued in exchange for those Acquired Assets and purchased or redeemed by the corporation at or before that time that one (1) bears to the total number of Class C Shares issued in exchange for those Acquired Assets and remaining outstanding at that time.

If the corporation has purchased or redeemed all of the Class C Shares issued in exchange for any Acquired Assets at or before the time that the Adjusted Acquired Assets Value or the Adjusted Non-Share Consideration Value is determined and the agreement (the “Acquisition Agreement”) pursuant to which the corporation originally acquired the Acquired Assets requires the issuance of an additional share upon such adjustment being made when all of the Class C Shares originally issued have been purchased or redeemed, then the corporation shall issue one (1) additional Class C Share which shall be deemed to have been issued in exchange for those Acquired Assets, the Board shall fix the stated capital of that Class C Share in accordance with the Acquisition Agreement and the Redemption Amount of that Class C Share shall be equal to the difference between
(C)	the Adjusted Acquired Assets Value, or if there has been no adjustment, the Acquired Assets Value, and

(D)	the aggregate of:
(1)	the Adjusted Non-Share Consideration Value, or if there has been no adjustment, the Non-Share Consideration Value, and

(2)	the Redemption Amounts of all Class C Shares issued in exchange for those Acquired Assets and purchased or redeemed by the corporation.
(v)	The Redemption Amount payable for each Class D Share shall be equal to the proportion of the stated capital account maintained for the Class D Shares that one (1) bears to the total number of Class D Shares issued and outstanding.

(vi)	The Redemption Amount payable for each Class E Share shall be equal to the proportion of the stated capital account maintained for the Class E Shares that one (1) bears to the total number of Class E Shares issued and outstanding.

(vii)	The Redemption Amount payable for each Class F Share shall be equal to the proportion of the difference between
(A)	the fair market value of the Acquired Assets for which the Class F Shares were issued, as at the date of purchase by the corporation, as determined by the Board (in this paragraph and paragraph (viii) called the “Acquired Assets Value”), and

(B)	the aggregate of the values of any non-share consideration given or assumed by the corporation as partial consideration for the Acquired Assets (in this paragraph and paragraph (viii) called the “Non-Share Consideration Value”), that one (l) bears to the total number of Class F Shares issued in exchange for the Acquired Assets and shall be fixed by the Board upon issuance of any Class F Shares.

(viii)	If subsequent to the issuance of Class F Shares issued in exchange for any Acquired Assets it is determined by agreement between the Board and representatives of the Minister of National Revenue, or any other competent authority, or otherwise to the satisfaction of the Board that the Acquired Assets Value should have been a greater or lesser amount than the amount determined upon issuance (such greater or lesser amount shall in this paragraph be called the “Adjusted Acquired Assets Value”), or the Non-Share Consideration Value should have been a greater or lesser amount than the amount determined upon issuance (such greater or lesser amount shall in this paragraph be called the “Adjusted Non-Share Consideration Value”), the Redemption Amount payable for each Class F Share issued in exchange for those Acquired Assets and remaining outstanding at that time shall be equal to the proportion of the difference between
(A)	the Adjusted Acquired Assets Value, or if there has been no adjustment, the Acquired Assets Value, and

(B)	the aggregate of:
(1)	the Adjusted Non-Share Consideration Value, or if there has been no adjustment, the Non-Share Consideration Value, and

(2)	the Redemption Amounts of all Class F Shares issued in exchange for those Acquired Assets and purchased or redeemed by the corporation at or before that time that one (1) bears to the total number of Class F Shares issued in exchange for those Acquired Assets and remaining outstanding at that time.
If the corporation has purchased or redeemed all of the Class F Shares issued in exchange for any Acquired Assets at or before the time that the Adjusted Acquired Assets Value or the Adjusted Non-Share Consideration Value is determined and the agreement (the “Acquisition Agreement”) pursuant to which the corporation originally acquired the Acquired Assets requires the issuance of an additional share upon such adjustment being made when all of the Class F Shares originally issued have been purchased or redeemed, then the corporation shall issue one (1) additional Class F Share which shall be deemed to have been issued in exchange for those Acquired Assets, the Board shall fix the stated capital of that Class F Share in accordance with the Acquisition Agreement and the Redemption Amount of that Class F Share shall be equal to the difference between

(C)	the Adjusted Acquired Assets Value, or if there has been no adjustment, the Acquired Assets Value, and

(D)	the aggregate of:
(1)	the Adjusted Non-Share Consideration Value, or if there has been no adjustment, the Non-Share Consideration Value, and

(2)	the Redemption Amounts of all Class F Shares issued in exchange for those Acquired Assets and purchased or redeemed by the corporation.
(ix)	If the redemption of all the issued and outstanding Class C, Class D, Class E or Class F Shares in respect of which the corporation has received Redemption Notices would cause the corporation to be in contravention of the Business Corporations Act (Alberta), the corporation shall at that time redeem, on a pro rata basis, disregarding fractions, only such number of Class C, Class D, Class E or Class F Shares as can be redeemed without causing such contravention and the corporation shall redeem the balance of the issued and outstanding Class C, Class D, Class E or Class F Shares in respect of which the corporation has received Redemption Notices on a pro rata basis, disregarding fractions, at such time as redemption can be made without causing the corporation to be in contravention of the Business Corporations Act (Alberta).

(x)	Upon giving notice as herein provided, the Board may redeem the whole or any part of the issued and outstanding Class C, Class D, Class E or Class F Shares upon payment,
(A)	for each Class C, Class D or Class F Share to be redeemed, of an amount equal to the Redemption Amount together with all discretionary dividends declared thereon but unpaid, and

(B)	for each Class E Share to be redeemed, of an amount equal to the Redemption Amount.
Unless waived by the registered holder of the shares to be redeemed, at least ten (l0) days notice in writing of such redemption shall be given by mailing to the registered holder of the Class C, Class D, Class E or Class F Shares to be redeemed a notice specifying the date and place of redemption, which may be a chartered bank. If notice of any such redemption is given by the corporation in such manner and amounts sufficient to redeem the Class C, Class D, Class E or Class F Shares to be redeemed is deposited to a special account at any chartered bank specified in such notice, the Class C, Class D, Class E or Class F Shares in respect of which such deposit has been made shall be redeemed and the holder of such Class C, Class D, Class E or Class F Shares shall thereafter have no rights against the corporation in respect thereof except upon surrender of the certificates for such Class C, Class D, Class E or Class F Shares to receive payment therefor, without interest, out of the monies so deposited.

(d)	Corporate Purchase

Except where the corporation redeems shares pursuant to subsection 3(c) hereof, the corporation shall not make any payment to purchase or otherwise acquire any shares issued by it if there are reasonable grounds for the Board to believe that:
(i)	The corporation is, or would after the payment be, unable to pay its liabilities as they become due, or

(ii)	The realizable value of the corporation’s assets would after the payment be less than the aggregate of
(A)	the liabilities of the corporation,

(B)	the Redemption Amounts of all issued and outstanding Class C and Class F Shares, and

(C)	the stated capital of the Class A, Class B, Class D and Class E Shares.
(e)	Liquidation

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, or other distribution of assets of the corporation among shareholders for the purpose of winding up its affairs:
(i)	The holders of the Class C, Class D and Class F Shares shall be entitled to receive ratably at the same time, before any distribution of any part of the assets of the corporation among the holders of the other classes of shares, from the assets of the corporation, an amount equal to the Redemption Amount for each Class C, Class D or Class F Share held by them, together with any dividends declared thereon but unpaid, and no more;

(ii)	After distribution to the holders of the Class C, Class D and Class F Shares, but before any distribution of the assets of the corporation between the holders of the Class A and Class B Shares, the holders of the Class E Shares shall be entitled to receive ratably at the same time, from the assets of the corporation, an amount equal to the Redemption Amount for each Class E Share held by them, and no more; and

(iii)	The holders of the issued and outstanding Class A and Class B Shares shall be entitled to participate ratably at the same time in any further distribution of the assets of the corporation.
StandA.ans

OTHER PROVISIONS
1.	Lien On Shares

The corporation shall have a first and paramount lien on a share registered in the name of a shareholder or his legal representative, whether registered solely or jointly with any other person, for a debt of that shareholder to the corporation, including an amount unpaid in respect of a share issued by the corporation on the date it was incorporated under The Business Corporations Act (Alberta), whether the period for payment, fulfilment or discharge of that debt shall have actually arrived or not. The lien shall extend to all dividends and distributions of capital declared or otherwise payable on such shares.

2.	Private Company
(a)	The number of shareholders of the corporation, exclusive of
(i)	persons who are in its employment or that of an affiliate and are shareholders of the corporation, and

(ii)	persons who, having been formerly in the employment of the corporation, were, while in that employment, shareholders of the corporation and have continued to be shareholders of the corporation after termination of that employment, is limited to not more than fifty (50) persons, two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) shareholder.
(b)	Any invitation by the corporation to the public to subscribe for its securities is prohibited.
3.	Appointment of Directors

The directors may, between annual general meetings, appoint one (1) or more additional directors of the corporation to serve until the next annual general meeting, provided that the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the corporation.

4.	Borrowing

The directors may
(a)	borrow money on the credit of the corporation,

(b)	issue, reissue, sell or pledge debt obligations of the corporation,

(c)	give a guarantee on behalf of the corporation to secure performance of an obligation of any person, and

(d)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the corporation, owned or subsequently acquired, to secure any obligation of the corporation.
StandC.ans